EXHIBIT 99.1

SIZELER PROPERTY INVESTORS, INC. REPORTS SECOND QUARTER 2004 OPERATING RESULTS

NEW ORLEANS, Aug. 6 /PRNewswire-FirstCall/— Sizeler Property Investors, Inc. (NYSE: SIZ) today announced its operating results for the three-month and six-month periods ended June 30, 2004.

For the three months ended June 30, 2004, basic funds from operations available to common shareholders totaled $2.8 million, compared to $2.9 million earned for the same period in the prior year. On a per share basis, basic funds from operations available to common shareholders was $0.22 on weighted average shares outstanding of 13,166,000 for the second quarter ended June 30, 2004, compared to $0.22 on weighted average shares outstanding of 13,085,000 for the same period in 2003.

Operating revenue totaled $13.8 million for the three months ended June 30, 2004, compared to $12.8 million earned a year ago. Operating revenues for the second quarter of 2004 were positively affected by the acquisition of Florida Shores Plaza Shopping Center in the retail portfolio and the renting of newly delivered apartment units in two development projects subsequent to the second quarter of 2003. Second quarter 2004 operating costs were $5.2 million, compared to $5.0 million in 2003. The increase in operating costs is primarily attributable to the above described acquisition and delivery of apartment units.

Interest expense for the second quarter of 2004 increased approximately $634,000, compared to the prior year, due primarily to higher balances on the Company’s lines of credit and lower amounts of interest capitalization as development projects were completed. General and administrative expenses increased approximately $261,000 due primarily to higher legal costs and employee benefit costs.

For the three months ended June 30, 2004, the net loss was $85,000, compared with net income of $299,000 in the prior year. The net loss allocated to common shareholders was $290,000 or ($0.02) per share in 2004, compared to net income available to common shareholders of $94,000 or $0.01 per share for the same period in 2003. This decrease is attributable to the above mentioned items as well as an increase of $354,000 or $0.03 per share in non-cash depreciation expense in 2004 due to the above described property acquisition, delivery of apartment units currently in a lease-up phase and the renovations of existing properties in the Company’s portfolio.

For the six months ended June 30, 2004, basic funds from operations available to common shareholders totaled $5.5 million, compared to $5.7 million earned for the same period a year ago. On a per share basis, basic funds from operations available to common shareholders was $0.42 on weighted average shares outstanding of 13,146,000 for the six months of 2004, compared to $0.43 on weighted average shares outstanding of 13,084,000 for the same period in 2003.

Operating revenue totaled $27.3 million for the six months ended June 30, 2004, compared to $25.9 million earned a year ago. Operating revenue for the first six months of 2004 were also positively affected by the above described acquisition and renting of newly delivered apartment units in two development projects. Operating costs were $10.7 million in 2004, compared to $10.1 million in 2003. Operating costs were likewise affected by the property acquisition and the completion of two development projects in 2004 as well as the cost associated with several retail tenant bankruptcies.

Interest expense for the six months ended June 30, 2004, increased approximately $951,000, compared to the same period in 2003, due to higher balances on the Company’s lines of credit and lower amounts of interest capitalization as development projects were completed. General and administrative expenses increased approximately $189,000 due to higher legal costs and employee benefits costs.

For the six months ended June 30, 2004, the net loss was $418,000, compared with net income of $596,000 in 2003. The net loss allocated to common shareholders was $828,000 or ($0.06) per share, compared to net income of $186,000 or $0.01 per share for the same period in 2003. This decrease is also attributable to the above mentioned items, as well as an increase of $802,000 or $0.06 per share in non-cash depreciation expense in 2004 due to the above described property acquisition, delivery of apartment units currently in a lease-up phase and the renovations of existing properties in the Company’s portfolio.

Retail Portfolio

For the three-month and six-month periods ended June 30, 2004, the Company’s retail properties accounted for approximately 53% and 54% of revenues, respectively. Retail revenue for the three- and six-month periods ended June 30, 2004 totaled $7.3 million and $14.7 million, compared to $7.0 million and $14.4 million in the prior year’s periods. The retail portfolio was 91% leased at June 30, 2004.

The Company’s retail portfolio consists of sixteen properties containing approximately 2.7 million s.f. of gross leasable area and is composed of three enclosed regional shopping malls and thirteen retail shopping centers, located in Florida and Louisiana.

Apartment Portfolio

For the three-month and six-month periods ended June 30, 2004, the Company’s apartment properties accounted for approximately 47% and 46% of revenues, respectively. Apartment revenues for the three- and six-month periods ended June 30, 2004 totaled $6.5 million and $12.6 million, compared to $5.7 million and $11.5 million in the prior year’s periods. Apartment properties were 93% leased at June 30, 2004.

The apartment portfolio consists of sixteen properties containing approximately 3,750 units, located in Florida, Alabama and Louisiana.

New Development and Acquisitions

The Company completed the construction on the second phase of its Governors Gate apartment community located in Pensacola, Florida in February 2004 and it completed Greenbrier Estates, located in Slidell, Louisiana in June 2004. In June 2004, these two projects totaled 348 units. During the second quarter of 2004, the Company continued its marketing and repositioning strategy encompassing a number of its existing properties-particularly in the Mobile, Alabama market. This program, begun in 2003 and continuing throughout 2004, is focused on enhancing the value of these properties, and it is in keeping with the Company’s commitment to providing a quality living experience for our tenants.

Company Profile

Sizeler Property Investors, Inc. is an equity real estate investment trust (REIT), which invests in retail and apartment properties in the southeastern United States. The Company currently owns a total of thirty-two properties — sixteen in Louisiana, twelve in Florida and four in Alabama.

Funds From Operations Definition: The Company defines Funds from Operation (FFO) as net income, computed in accordance with accounting principles generally accepted in the United States of America (GAAP), excluding gains or losses from sales of property; those items defined as extraordinary under GAAP; plus depreciation on real estate assets and after similar adjustments for unconsolidated partnerships (and joint ventures). Adjustments for unconsolidated partnerships and joint ventures are calculated to reflect funds from operations on the same basis.

FFO is a key operating measure used by the Company’s management in evaluating current operating performance as well as trends in operating performance. Management also uses FFO to compare the Company’s operating performance with other equity REITs, particularly those who own retail and apartment properties. We also consider FFO, as well as other criteria, in evaluating and granting incentive compensation to our management. The Company believes that FFO is helpful to investors as a measure of the performance of an equity REIT.

In computing FFO, the Company uses the National Association of Real Estate Investment Trusts (NAREIT) definition which excludes the effect of depreciation, amortization and gains and losses from sales of real estate. In the Company’s view, these amounts, which are derived from historical cost, are of limited relevance in evaluating current performance. The Company’s experience, and the experience of other owners of shopping centers and apartment communities, is that depreciation and amortization have no correlation with changes in the value of the properties. Real estate assets can also appreciate, rather than depreciate in value over time. Management believes that FFO, by excluding such items (which can vary among owners of similar assets in similar condition based on historical cost accounting and useful life estimates) can help compare the operating performance of a company’s real estate between periods or as compared to different companies. The Company believes that use of FFO may also facilitate comparisons of operating performance between operating periods and among us and other equity REITs.

The Company’s FFO may not be comparable to FF0 reported by other REITs. Other REITs may not define the term in a comparable manner or may use different interpretations in the calculation. Investors should review FFO, along with GAAP net income and other appropriate operating measures and cash flows from operating activities, investing activities and financing activities when trying to understand an equity REIT’s operating performance. FFO is not a GAAP measure or a disclosure required by the Securities and Exchange Commission. Computations of FFO differ among REITs. Thus, an investor should be attentive to differences in FFO computations when comparing FFO among REITs. FFO does not represent cash generated from operating activities in accordance with GAAP, nor does it represent cash available to pay distributions and should not be considered as an alternative to net income, determined in accordance with GAAP, as an indication of our financial performance, or to cash flow from operating activities, determined in accordance with GAAP, as a measure of our liquidity, nor is it indicative of funds available to fund our cash needs, including our ability to make cash distributions. A reconciliation of net income to basic FFO is presented below (in thousands):

	Quarter Ended June 30
	2004		2003
	Dollars	Shares	Dollars	Shares
Net (loss) income	$(85)	13,166	$299	13,085
Additions:
Depreciation and amortization	3,279		2,925
Partnership depreciation	9		8
Deductions:
Minority depreciation	—		14
Preferred dividends	205		205
Amortization costs	167		156

Funds from operations - available to common shareholders	$2,831	13,166	$2,857	13,085

	Six Months Ended June 30
	2004		2003
	Dollars	Shares	Dollars	Shares
Net (loss) income	$(418)	13,146	$596	13,084
Additions:
Depreciation and amortization	6,612		5,810
Partnership depreciation	17		16
Deductions:
Minority depreciation	16		29
Preferred dividends	410		410
Amortization costs	327		311

Funds from operations - available to common shareholders	$5,458	13,146	$5,672	13,084

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Forward-Looking Statements

This release made by the Company may contain certain forward-looking statements that are subject to risk and uncertainty. Investors and potential investors in the Company’s securities are cautioned that a number of factors could adversely affect the Company and cause actual results to differ materially from those in the forward-looking statements, including, but not limited to (a) the inability to lease current or future vacant space in the Company’s properties; (b) decisions by tenants and anchor tenants who own their space to close stores at the Company’s properties; (c) the inability of tenants to pay rent and other expenses; (d) tenant financial difficulties; (e) general economic and world conditions, including threats to the United States homeland from unfriendly factions; (f) decreases in rental rates available from tenants; (g) increases in operating costs at the Company’s properties; (h) increases in corporate operating costs associated with new regulatory requirements; (i) lack of availability of financing for acquisition, development and rehabilitation of properties by the Company; (j) force majeure as it relates to construction and rehabilitation projects; (k) possible dispositions of mature properties since the Company is continuously engaged in the examination of its various lines of business; (l) increases in interest rates; (m) a general economic downturn resulting in lower retail sales and causing downward pressure on occupancies and rents at retail properties; as well as (n) the adverse tax consequences if the Company were to fail to qualify as a REIT in any taxable year. Except as required under federal securities laws and the rules and regulations of the SEC, we do not have any intention or obligation to update or revise any forward-looking statements in this release, whether as a result of new information, future events, changes in assumptions or otherwise.

SELECTED FINANCIAL DATA

(unaudited)

	Quarter Ended June 30		Six Months Ended June 30

	2004	2003	2004	2003
Funds from operations available to common shareholders	$2,831,000	$2,857,000	$5,458,000	$5,672,000

Net (loss) income	$(85,000)	$299,000	$(418,000)	$596,000

Net income allocation

Allocable to preferred shareholders	$205,000	$205,000	$410,000	$410,000

Allocable to common shareholders	$(290,000)	$94,000	$(828,000)	$186,000

Net (loss) income	$(85,000)	$299,000	$(418,000)	$596,000

Per share:

Basic funds from operations available to common shareholders	$0.22	$0.22	$0.42	$0.43

Net (loss) income allocated to common shareholders per share	$(0.02)	$0.01	$(0.06)	$0.01

Weighted average shares outstanding	13,166,000	13,085,000	13,146,000	13,084,000

Operating revenue	$13,789,000	$12,725,000	$27,298,000	$25,882,000

Interest expense	$3,604,000	$2,970,000	$7,052,000	$6,101,000

Depreciation and amortization	$3,279,000	$2,925,000	$6,612,000	$5,810,000

Distributions paid	$3,233,000	$3,213,000	$6,458,000	$6,427,000

	June 30
	2004	2003
Real estate investments at cost	$418,119,000	$384,005,000
Total assets	$323,905,000	$299,793,000
Notes payable to banks	$54,951,000	$27,615,000
Convertible subordinated debentures	$56,599,000	$56,599,000
Total liabilities	$239,093,000	$203,192,000
Shareholders’ equity	$84,812,000	$96,601,000